Exhibit 19
Beyond, Inc. Insider Trading Policy
1.Purpose
The Board of Directors of Beyond, Inc. (the “Company”) has adopted this Insider Trading Policy (the “Policy”) to promote compliance with certain federal and other securities laws. The violation of these laws, sometimes called “Insider Trading” laws, can bring heavy penalties, including the possibility of dismissal from the Company, civil fines, and criminal charges. Careful observance of this Policy is intended not only protect the Company, but also its Associates (as defined below) from charges of violation of these laws.
2.Persons Subject to this Policy
This Policy applies to all Company and its subsidiaries’ employees, executives, officers and directors, all of whom are referred to herein as, “Company Associates” or “Associates.” This Policy also applies to Associate family members and people living in an Associate household and to entities or persons that an Associate controls. From time to time the Company may also determine that other persons should be subject to this Policy.
3.Transactions Subject to this Policy
This Policy applies to transactions (including purchases, sales, gifts or other transfers) in the Company’s securities (“Company Securities”), including the Company’s common stock, restricted stock units, options to purchase common stock, or any other type of securities that the Company may issue, including, but not limited to preferred stock, convertible debentures and warrants, and derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to Company Securities.
4.Individual Responsibility
Compliance with this Policy is an individual responsibility, and Company Associates must also assure that their family and/or household members comply with this Policy. Compliance with Insider Trading laws is also an individual obligation. Any action or statement on the part of the Company, the Compliance Officer or any other employee or director pursuant to this Policy (or otherwise), including a preclearance of a particular trade or approval of a Rule 10b5-1 Plan (as defined below) does not constitute legal advice to you or insulate you from a charge of violating securities laws. You should always feel free to consult with your own attorney about any trading in Company Securities.
5.Administration of the Policy – Compliance Officer
The Company’s Chief Legal Officer or his or her designee shall serve as the Compliance Officer for the purposes of this Policy, and in his or her absence, the President may appoint an alternate Compliance Officer. The Chief Financial and Administrative Officer will administer this Policy as it applies to any trading activity by the Compliance Officer. The Compliance Officer has authority to interpret and implement this Policy. All decisions by the Compliance Officer shall be final.
6.Statement of Policy
It is the policy of the Company that no Company Associate who is aware of material nonpublic information about the Company, shall, directly or indirectly, or through family members or other persons or entities:
a.trade in Company Securities, including gifts and pledges, except as otherwise specified in this Policy under the headings, “Transactions Under Company Plans” and “Rule 10b5-1 Plans;”
b.recommend the purchase or sale of any Company Securities;
c.disclose material nonpublic information to Associates whose jobs do not require them to have that information, or to persons who are not Associates, unless such disclosure is in accordance with Company policies; or
d.assist anyone engaged in the above activities.

In addition, it is the policy of the Company that no Associate who learns of material nonpublic information about another company, including about a Company partner or vendor, may trade in that company’s securities or disclose the information to others (other than Associates whose jobs require them to have that information) until the information becomes public or is no longer material.
There are no exceptions to these prohibitions, except as outlined in this Policy.
7.Definition of Material Nonpublic Information
Information is “material” if there is a substantial likelihood that a reasonable shareholder would consider it important in deciding whether to take some action (e.g., buy, sell or hold) with respect to the Company’s securities, or if the information is likely to have a significant effect on the market price of the securities. It’s important to remember that “material information” can be positive or negative. While it is not possible to list all categories of material information, the following are some examples of information that ordinarily would be regarded as “material”:
•Financial results and projections;
•Revenue, expense and other significant measures relevant to future earnings or losses;
•Projections of future earnings or losses, or other earnings guidance, and changes to any guidance;
•Important information about significant Company contracts;
•A pending or proposed merger or other acquisition;
•A pending or proposed purchase or sale of an important part of the business or significant asset;
•A pending or proposed joint venture or other significant corporate relationship;
•A potential restructuring or significant non-cash charges;
•Significant related party transactions;
•A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
•Bank borrowings or other important financing transactions;
•The establishment of a repurchase program for Company Securities;
•Significant new business announcements;
•Significant potential liabilities or contingencies;
•A cybersecurity or data security incident;
•A significant change or expected change in management;
•A change in auditors or notification that the auditor’s reports may no longer be relied upon;
•An anticipated default under an important contract or financing arrangement that would have significant consequences;
•Positive or negative developments in significant litigation or regulatory actions; and
•The existence or projection of severe cash problems or a substantial likelihood of a bankruptcy filing.
If you are not sure whether specific information is material, you may discuss the matter with the Compliance Officer, but should err on the side of caution by assuming that it is material.
Information is “nonpublic” if it is not generally known or available to the public. Information is considered to be public only when it has been widely disseminated to the public in a Regulation FD-compliant method such as through a media outlet like the widely- disseminated press release, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website, or through public disclosure documents filed with the SEC that are available on the SEC’s website. Once disclosed, public information must have had sufficient time since the disclosure to become a matter of general public knowledge. Consequently, you must wait until the second trading day after public disclosure in the above manner before considering that the disclosed non-public information you knew of privately, has since become a matter of public knowledge.

When nonpublic information is disclosed in ways that do not involve use of broad media or other broad means of dissemination, the disclosure may not change the non-public status of the information. For example, information would not likely be considered “public information” if it was only disclosed to a select group of individuals, or through a publication that had only a small circulation or through broadcast on a media platform that was not widely followed.
8.Transactions by Entities
This Policy applies to any entities that any individual subject to this Policy influences or controls, including any corporations, limited liability companies, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the individual’s own account.
9.Transactions Under Company Plans
This Policy does not apply in the case of the following transactions, except as specifically noted:
a.Restricted Stock Unit Awards
This Policy does not apply to the vesting of restricted stock units, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock units. However, the Policy does apply to any market sale of stock received upon the vesting of restricted stock units.
b.401(k) Plan
This Policy does not apply to purchases of Company Securities in the Company’s 401(k) plan, resulting from your routine, periodic contribution of money to the plan pursuant to your payroll deduction election. However, this Policy does apply, to certain elections you may make under the 401(k) plan which would result in a change in your 401(k) plan position in a Company stock fund, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund (including an increase resulting from an election to participate in the plan and allocate contributions to the Company stock fund); (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.
c.Stock Option Exercises
This Policy does not apply to the exercise of an employee stock option acquired under the Company’s option plans, or to the exercise of a tax withholding right by which a person has elected to have the Company withhold option shares to satisfy tax withholding requirements. This Policy does apply, however, to any sale of the underlying stock, whether upon exercise of the option, or as part of a broker-assisted cashless exercise of an option, and to any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
d.Purchases from, or Sales to the Company
Any other purchase of Company Securities from the Company or sales of Company Securities to the Company are not subject to this Policy.
e.Transactions in Mutual Funds
Transactions in mutual funds that are invested in Company Securities are not subject to this Policy.
f.Rule 10b5-1 Plans
Transactions under a pre-cleared Rule 10b5-1 plan, as covered in Section 12 below.

10.Prohibited and Discouraged Transactions
a.Short Sales
A “short sale” is the sale of a borrowed security which the seller hopes to purchase and replace later when the stock drops in price. Thus, a short sale is a bet that the Company’s stock price will fall. Company Associates may not engage in short sales of Company Securities or of securities issued by any company or entity in which the Company owns 5% or more of such company or entity’s common equity (for purposes of this section regarding Prohibited and Discouraged Transactions, a “Subsidiary”).
b.Publicly-Traded Options and Other Derivatives
Company Associates may not engage in transactions in put options, call options or other derivative securities relating to Company Securities. This prohibition does not apply to convertible securities, warrants or other similar instruments issued by the Company or any Subsidiary or otherwise exempted from this prohibition by the Board, or to the receipt, ownership and exercise of options, restricted stock units and other awards under the Company's or any Subsidiary’s incentive or compensation plans.
c.Hedging and Similar Transactions
Company Associates may not engage in “hedging” or similar transactions intended to hedge against or offset or profit from any decrease in the value of Company Securities or Subsidiary securities. Some examples of prohibited hedging or similar transactions include, the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. This paragraph does not apply to or prohibit any investment on any publicly-offered mutual fund or any publicly-offered exchange traded fund (ETF).
d.Standing and Limit Orders
Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations because they may be executed by a broker when a Company Associate is in possession of material nonpublic information or during a restricted period. The Company therefore discourages placing standing or limit orders on Company Securities by officers, directors and employees. If an Associate determines that he or she must use a standing order or limit order, the order should not be placed or executed at a time the Associate is in possession of material nonpublic information. Note: any standing limit order must be canceled if the Associate becomes aware of material nonpublic information. For the avoidance of doubt, with respect to individuals subject to pre-clearance, either an entry into or cancellation of a limit order is subject to pre-clearance.
11.Additional Restrictions and Procedures
The Company has established additional restrictions and procedures as additional protections against insider trading, and to avoid the appearance of insider trading. These additional procedures are applicable only to those individuals described below.
a.Trade Pre-Clearance
All employees of the Company who hold the title of Vice President or a more senior title, and other persons designated by the Compliance Officer as being subject to these pre- clearance procedures, as well as the family or household members and Controlled Entities of such persons, may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the Compliance Officer. A request for pre-clearance should be submitted to the Compliance Officer in writing well before the transaction, but in no case, less than two business days in advance. The Compliance Officer will consider facts of the transaction, including the application of any trading restrictions and whether the person possesses material nonpublic information. The person submitting the request is under obligation to fully disclose all transaction- related facts and truthfully answer the Compliance Officer’s questions. In addition, the person submitting the request must certify that he or she is not aware of material nonpublic information about the Company. If the Compliance Officer does not pre-clear the transaction for trading, the person who sought the pre- clearance is not permitted to engage in the transaction, and should not inform any other person of the outcome of the request for pre-clearance.

Once pre-clearance is granted and before execution of the proposed trade, if there is a change in the information the requestor provided to the Compliance Officer, the requestor must promptly notify the Compliance Officer before the proposed trade is executed.
Pre-clearance does not relieve any Associate of individual responsibility for the legality of any trade. Pre-clearance is not legal advice, nor is it a defense to a charge of insider trading or a defense to a charge amounting to violation of any securities law or SEC rule.
For the avoidance of doubt, any gift or pledge of Company Securities, including to a charitable organization or for estate-planning purposes is considered a “transaction” in Company Securities that requires pre-clearance in accordance with this Policy.
b.Quarterly Trading Restrictions
All Associates as well as any other persons designated by the Compliance Officer as subject to this restriction, as well as their respective family members and Controlled Entities, may not trade in the Company Securities (other than as specified by this Policy), during the “Blackout Periods” described below:
•After the market close on March 15 until the market opens on 2nd trading day after the Q1 earnings release;
•After the market close on June 15 until the market opens on 2nd trading day after the Q2 earnings release;
•After the market close on September 15 until the market opens on 2nd trading day after the Q3 earnings release; and
•After the market close on December 15 until market opens on 2nd trading day after the Q4 earnings release.
A “trading day” is a day on which U.S. national stock exchanges are open for trading. When no Blackout Period is in effect, Company Associates are still subject to the other trading restrictions of this Policy, such as refraining from trading in Company Securities while the Associate may know of material nonpublic information.
c.Event-Specific Trading Restriction Periods
From time to time, an event may occur that is material to the Company and is known by only certain individuals. So long as the event remains material and nonpublic, the persons designated by the Compliance Officer may not trade Company Securities. In addition, the Company’s ongoing financial results or other significant information about the Company may be sufficiently material that, in the judgment of the Compliance Officer, designated persons (which may in some circumstances include all employees) should refrain from trading in Company Securities, even before a Blackout Period applies. In that situation, the Compliance Officer may notify these persons that they should not trade in the Company’s Securities, without disclosing the reason for the restriction. Sometimes, these periods will be designated as “Special Blackout.” The existence of a Special Blackout Period may apply only to a limited group of Associates, and should not be communicated to any other person.
d.Exceptions
The quarterly trading restrictions and event-driven trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the headings “Transactions Under Company Plans” and “Rule 10b5-1 Plans.”
Further, the requirement for pre-clearance, the quarterly trading restrictions and event-driven trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described under the heading “Rule 10b5-1 Plans.”

12.Rule 10b5-1 Plans
The restrictions in this Policy (except for provisions set forth in “Prohibited and Discouraged Transactions” above) do not apply to transactions under a trading plan (a “Rule 10b5-1 Plan”) that satisfies either:
•the conditions of Rule 10b5-1 under the Exchange Act; or
•the elements of a non-Rule 10b5-1 trading arrangement as defined in Item 408(c) of Regulation S-K; and
•the Compliance Officer has pre-approved.
If followed, such Rule 10b5-1 Plan could allow trades in Company Securities even during a Blackout Period, Special Blackout periods, or at other times when an Associate knows of material nonpublic information. Once an Associate adopts a Rule 10b5- 1 Plan, the Associate’s broker must execute any trades for the Associate according to such plan and not according to any further directions outside the plan from the Associates.
If an Associate wishes to know more about entering into a Rule 10b5-1 Plan, the Compliance Officer will provide plan information. Because a Rule 10b5-1 Plan must be entered into (or subsequently modified or terminated) at a time when the person entering into the plan is not aware of material nonpublic information or during a restricted trading period, and there is an SEC-mandated cooling-off period between plan adoption or modification and any trade under the plan, Associates wishing to enter into or modify or terminate a plan must do so well in advance of the time the Associate wishes to have a plan effective and only with the Compliance Officer’s pre-approval. For the avoidance of doubt, Rule 10b-5-1 Plans are available to be used for gifts of Company Securities.
The Compliance Officer may impose such other conditions on the implementation and operation of a Rule 10b5-1 Plan as the Compliance Officer deems necessary or advisable.
The Company also reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a Rule 10b5-1 Plan if the Compliance Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of the Company.

Compliance of a Rule 10b5-1 Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the Rule 10b5-1 Plan are the sole responsibility of the person initiating the Rule 10b5-1 Plan, and none of the Company, the Compliance Officer, or the Company’s other employees assumes any liability for any delay in reviewing and/or refusing to approve a Rule 10b5-1 Plan submitted for approval, nor the legality or consequences relating to a person entering into, informing the Company of, or trading under, a Rule 10b5-1 Plan.

During the effectiveness of an Associate’s Rule 10b5-1 Plan, the Associate need not pre- clear trades, nor be concerned for transactions effected according to the plan even if these transactions fall during restricted trading periods.
13.Post-Termination Transactions
This Policy continues to apply to Associates even when they are no longer employed by or affiliated with the Company. For instance, if an Associate possesses of material nonpublic information when his or her service terminates, that individual may not trade in Company Securities until that information becomes public or is no longer material. However, the pre- clearance procedures specified in the section entitled, “Additional Restrictions and Procedures,” will cease to apply to transactions in Company Securities upon the expiration of any Blackout Period or other Company-imposed trading restrictions applicable at the time of the termination of service.
14.Consequences of Violations
The SEC and other state and federal prosecutorial agencies vigorously enforce Insider Trading laws by both civil actions and criminal prosecutions which often result in significant fines and imprisonment. Actions against companies and the persons who control companies are also possible if they fail to take reasonable steps to prevent insider trading by company personnel.
Associates who fail to comply with this Policy will be subject to Company-imposed sanctions, up to and including dismissal.

15.Review
This Policy is subject to review and modification by the Company at any time.
16.Company Assistance
Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Compliance Officer, who can be reached by telephone at (801) 947-3100 or by e-mail at generalcounsel@beyond.com.

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Last Updated February 4, 2025